Exhibit 7.02

Execution Version

31 July 2020

E-House (China) Enterprise Holdings Limited

and

Sina Corporation

and

MemeStar Limited

EQUITY TRANSFER AGREEMENT

THIS EQUITY TRANSFER AGREEMENT (this “Agreement”) is made on 31 July 2020

BETWEEN:

(1)                                 E-House (China) Enterprise Holdings Limited, a company registered in the Cayman Islands with limited liability and listed on the main board of the Hong Kong Stock Exchange (stock code: 2048), whose registered office is at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands and principal office in Hong Kong is at 18/F, Tesbury Centre, 28 Queen’s Road East, Wan Chai, Hong Kong (the “Issuer”);

(2)                                 Sina Corporation, a company incorporated in the Cayman Islands and listed on the Nasdaq Global Select Market (stock ticker: SINA), whose registered office is at the offices of Maples Corporate Services Limited, Ugland House, P.O. Box 309, Grand Cayman, KY1-1104, Cayman Islands (“Sina”); and

(3)                                 MemeStar Limited, a company incorporated under the laws of the British Virgin Islands whose registered office is at Offshore Incorporations Limited, P O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“MemeStar”);

Sina and MemeStar together the “Sellers”. Each of the Issuer and the Sellers are individually referred to herein as a “Party”, and together, as the “Parties”.

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 5.

WHEREAS:

(A)                               MemeStar is wholly-owned and controlled by Sina.

(B)                               On and subject to the terms and conditions set out in this Agreement, the Issuer proposes to purchase and the Sellers propose to sell in aggregate 24,438,564 ordinary shares and 36,687 American depositary shares (“ADSs”, representing 36,687 ordinary shares), as detailed in Schedule 1, of Leju Holdings Limited (“Leju”), a company registered in the Cayman Islands and listed on the New York Stock Exchange (stock ticker: LEJU), representing in aggregate approximately 18.00% of the total equity interest in Leju (the “Sale Interest”) as at the date of this Agreement.

(C)                               The consideration for the sale and purchase of the Sale Interest shall be settled by the Issuer allotting and issuing 78,676,790 newly issued Shares (the “Consideration Shares”), as detailed in Schedule 1, to the Sellers and/or the Eligible Nominee(s) (as defined below) on and subject to the terms and conditions set out in this Agreement.

(D)                               Upon Closing and subject to the terms of this Agreement, the Issuer will hold approximately 18.00% of the total equity interest in Leju as a result of this Agreement and on the assumption that there are no changes to the issued share capital of Leju.

It is hereby agreed as follows:

1.                                      EQUITY TRANSFER AND CONSIDERATION

1.1                               On and subject to the terms and conditions of this Agreement, the Issuer agrees to purchase and the Sellers agrees to sell the Sale Interest, being in aggregate 24,438,564 ordinary shares and 36,687 ADSs of Leju, representing approximately 18.00% of the total equity interest in Leju as at the date of this Agreement.

1.2                               The consideration for the sale and purchase of the Sale Interest shall be the sum of US$93,600,000 (equivalent to approximately HK$725,400,000, being approximately

US$3.82 per ordinary share or ADS of Leju), which shall be settled by the Issuer allotting and issuing Consideration Shares, being 78,676,790 newly issued Shares, to the Sellers and/or the Eligible Nominee(s) (as defined below), at the issue price of HK$9.22 (equivalent to approximately US$1.19), on and subject to the terms and conditions set out in this Agreement.

1.3                               The Consideration Shares shall, when issued, be free and clear from all Encumbrance and shall, upon Closing, be credited as fully paid and rank pari passu in all respects with the other Shares in issue including the rights attaching to them.

2.                                      CONDITIONS TO CLOSING

2.1                               Subject to the provisions under this clause 2, Closing shall be conditional on the Closing Conditions being satisfied or waived in accordance with clause 2.2 with respect to all Parties.

2.2                               The Closing Conditions set out in Schedule 2 paragraph 3 may be waived, in whole or in part, at any time by the Sellers, by notice in writing to the Issuer and the Closing Conditions set out in Schedule 2 paragraph 4 may be waived, in whole or in part, at any time by the Issuer, by notice in writing to the Sellers. For the avoidance of doubt, no other Closing Conditions may be waived by any Party.

2.3                               The date on which all the Closing Conditions set out in Schedule 2 have been satisfied (or waived in accordance with clause 2.2) shall be the “Unconditional Date”. If the Unconditional Date has not occurred on or prior to ninety (90) days after the date of this Agreement (the “Longstop Date”):

(a)                                 this Agreement shall terminate with immediate effect (other than the Surviving Provisions), and (without prejudice to the rights and/or obligations of any Party in respect of any antecedent breach) the Parties shall be released and discharged from their respective obligations under this Agreement;

(b)                                 except that the Parties may upon mutual written agreement, within five (5) Business Days after the Longstop Date, extend the Longstop Date to such later date as the Parties may agree (such date being not more than ninety (90) days after the Longstop Date) (such new date being the “Extended Longstop Date”).

2.4                               If the Unconditional Date has not occurred on or prior to the Extended Longstop Date (if any), this Agreement shall terminate with immediate effect (other than the Surviving Provisions and (without prejudice to the rights and/or obligations of any Party in respect of any antecedent breach) the Parties shall be released and discharged from their respective obligations under this Agreement.

2.5                               The Issuer shall use its reasonable endeavours to ensure that the Closing Conditions set out in Schedule 2 (excluding Schedule 2 paragraph 4) are fulfilled or satisfied as soon as reasonably practicable after the date of this Agreement and remain so up to or as of the Closing Date (as the case may be).

2.6                               The Sellers shall use their reasonable endeavours to ensure that the Closing Conditions set out in Schedule 2 (excluding Schedule 2 paragraph 3) be fulfilled or satisfied as soon as reasonably practicable after the date of this Agreement and remain so up to or as of the Closing Date (as the case may be).

3.                                      CLOSING

3.1                               Subject to the satisfaction or waiver of the Closing Conditions in accordance with the provisions of this Agreement, Closing shall take place at the offices of Skadden, Arps,

Slate, Meagher & Flom, at 42nd Floor, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong, on the Closing Date at 2:00 p.m. (Hong Kong time) or by such other method (including the electronic exchange of relevant documents and items) or at such other place and time as the Parties may agree in writing.

3.2                               At Closing, each of the Parties shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that Party in Schedule 3.

3.3                               All documents and items delivered at Closing pursuant to clause 3.2, shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with delivery of all documents and all items required to be delivered at such Closing pursuant to clause 3.2 (or waiver of the delivery of it by the person entitled to receive the relevant document or item), the documents and items delivered in accordance with Schedule 3 shall cease to be held to the order of the person delivering them, the actions required to take place in accordance with Schedule 3 shall occur and Closing shall be deemed to have taken place.

3.4                               Each Seller shall be entitled to nominate one or more entities to take up its Consideration Shares upon Closing by giving written notice to the Issuer no later than three (3) Business Days before the Closing Date, provided that:

(a)                                 such entities are majority owned and controlled by the Seller (“Eligible Nominee(s)”); and

(b)                                 such nomination shall not affect the liabilities and obligations of the Seller under this Agreement.

The written notice referred to in this clause 3.4 shall contain the full name and legal address of each relevant Eligible Nominee and the number of Consideration Shares to be taken up by it, and the full name and address of the process agent in Hong Kong of such Eligible Nominee (if applicable).

4.                                      REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

4.1                               Subject to and except for the information in any announcement, circular or other release or communication released or published by the Issuer, the Issuer represents and warrants to the Sellers that the Issuer’s Warranties set out in Part A of Schedule 4 are true, accurate and complete as at the date of this Agreement. The Issuer’s Warranties, save for those that are expressed to be given only as of a specific date, shall be deemed to be repeated by the Issuer immediately prior to Closing by reference to the facts and circumstances then existing as if references in the Issuer’s Warranties to the date of this Agreement were references to the Closing Date.

4.2                               The Sellers represent and warrant to the Issuer that the Sellers’ Warranties set out in Part B of Schedule 4 are true, accurate and complete as at the date of this Agreement. The Sellers’ Warranties, save for those that are expressed to be given only as of a specific date, shall be deemed to be repeated by the Sellers for themselves and on behalf of any Eligible Nominees immediately prior to Closing by reference to the facts and circumstances then existing as if references in the Sellers’ Warranties to the date of this Agreement were references to the Closing Date.

4.3                               Each Warranty given pursuant to clauses 4.1 and 4.2 is a separate and independent statement and is not limited or otherwise affected by any other Warranty or by any other provision of this Agreement.

4.4                               Each Party hereby undertakes to notify the other Parties in writing promptly if it becomes aware of any circumstance arising at any time after the date of this Agreement which would cause any Warranty (if the Warranties were repeated with reference to the facts and circumstances then existing) to become untrue or inaccurate or misleading if such Warranty were repeated at any time prior to Closing.

5.                                      EXPENSES

5.1                               Save as otherwise expressly provided in this Agreement, each of the Issuer and the Sellers shall be liable for its own costs and expenses (including but not limited to the costs and expenses of their own legal and other professional advisers) incurred in connection with the transactions contemplated herein.

5.2                               Without prejudice to clause 5.1, all stamp, issue, registration, documentary or other similar taxes and duties payable on or in connection with the allotment and issue of the Consideration Shares shall be paid by the Issuer.

5.3                               The Issuer agrees to pay all fees, costs and expenses incurred in connection with the listing of the Consideration Shares on the Hong Kong Stock Exchange.

5.4                               Without prejudice to clause 5.1, all stamp, issue, registration, documentary or other similar taxes and duties payable on or in connection with the transfer of the Sale Interest shall be paid by the Sellers.

6.                                      INFORMATION AND REPORTING

6.1                               The Sellers shall, and shall procure their Affiliates to, comply with Applicable Laws (including but not limited to the Listing Rules and the Takeovers Code) in respect of the transactions contemplated under this Agreement and supply such information in relation to itself or its Affiliates or any transferee or prospective transferee of the Consideration Shares as may be necessary for inclusion in the documents to be despatched or announcements to be issued by the Issuer in accordance with or pursuant the Listing Rules, the Takeovers Code or other Applicable Laws or as requested by any applicable regulatory authority including the Hong Kong Stock Exchange and the SFC, take responsibility for such information in relation to itself and its Affiliates and authorise the publication, despatch and/or release of such documents and announcements containing information provided by it or its Affiliates.

7.                                      CONFIDENTIALITY

7.1                               Each Party undertakes that it shall (and shall procure that its Affiliates shall, and where relevant, undertakes to procure that its officers, employees, agents, investment managers and professional and other advisers and those of any Affiliate (together its “Authorised Persons”) shall) use its best endeavours to keep confidential at all times and not permit or cause the disclosure of any information (other than to its Authorised Persons) which it may have or acquire before or after the date of this Agreement relating to the provisions of, and negotiations leading to, this Agreement and the performance of the obligations thereunder (such information being “Confidential Information”). In performing its obligations under this clause 7.1, each Party shall apply confidentiality standards and procedures at least as stringent as those it applies generally in relation to its own confidential information.

7.2                               Each of the Parties agrees that it shall not use Confidential Information for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under this Agreement and the transactions contemplated hereunder.

7.3                               Each Party shall use its reasonable endeavours to alert the other Party as soon as is reasonably practical after it becomes aware of any request from a third party for disclosure of any Confidential Information.

7.4                               The obligation of confidentiality under clause 7.1 does not apply to:

(a)                                 information which at the date of disclosure is within the public domain (otherwise than as a result of a breach of this clause 7);

(b)                                 the disclosure of information to the extent required to be disclosed by law, regulation or any court, tribunal or regulatory authority; or

(c)                                  any announcement made in accordance with the terms of clause 9.

8.                                      TERMINATION

8.1                               If at any time prior to Closing it becomes apparent that any of the Issuer’s Warranties is, or any event occurs or matter arises which renders, any of the Issuer’s Warranties untrue or incorrect in any material respect as at the date of this Agreement or at Closing, then, the Sellers may, in their sole and reasonable discretion, by notice in writing to the Issuer, terminate this Agreement with immediate effect and the provisions of clause 8.4 shall apply.

8.2                               If at any time prior to Closing it becomes apparent that any of the Sellers’ Warranties is, or any event occurs or matter arises which renders, any of the Sellers’ Warranties untrue or incorrect in any material respect as at the date of this Agreement or at Closing, then the Issuer may, in its sole and reasonable discretion, by notice in writing to the Sellers, terminate this Agreement with immediate effect and the provisions of clause 8.4 shall apply.

8.3                               Without prejudice to clauses 2.3, 2.4, 8.1 or 8.2, this Agreement may be terminated at any time prior to Closing by written agreement between the Parties.

8.4                               If there is a termination pursuant to clauses 2.3, 2.4, 8.1, 8.2 or 8.3, this Agreement shall terminate between the Parties and neither Party shall have any claim against the other in respect of any matter or thing arising out of or in connection with this Agreement except (i) in relation to obligations, agreements and liabilities arising prior to such termination, (ii) in relation to any antecedent breach of any obligation under this Agreement and (iii) the continued application of the Surviving Provisions.

9.                                      ANNOUNCEMENTS

9.1                               Subject to clauses 9.2 and 9.3, no public announcement of any kind in connection with this Agreement or the transactions contemplated thereunder shall be made or issued by or on behalf of any Party or any of its Affiliates without the prior written consent of the other Party.

9.2                               If any Party is required by law or by any stock exchange or by any governmental or regulatory authority to make any announcement in connection with this Agreement or the transactions contemplated thereunder (other than the announcement referred to in clause 9.3), the relevant Party shall, to the extent legally permissible, immediately notify the other Party and shall use all reasonable endeavours to accommodate the requests of such Party with respect to the terms and provisions of such announcement.

9.3                               The Parties acknowledge and agree that the Issuer is required to publish or despatch announcements, circulars or other communications (“Communications”) in relation to the subject matter contained herein following entry into this Agreement by the Parties in accordance with the Listing Rules. The Issuer will provide the Sellers with a draft of such Communications and permit the Sellers a reasonable period of time in all the circumstances to review and comment, and to use its reasonable efforts to accommodate all reasonable comments made by the Sellers, on the Communications prior to the publication or despatch of the Communications.

10.                               NOTICES

10.1                        Any notice in connection with this Agreement shall be in writing and delivered by hand, fax, e-mail, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier, (ii) at the time of dispatch, if delivered by fax (subject to confirmation of uninterrupted transmission by the sender by a transmission report), or (iii) in the case of e-mail, at the time it leaves the email gateway of the sender, provided that, in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

10.2                        The contact details of the Parties for the purpose of clause 10.1 are:

For the Issuer:

Address:	11/F, Qiu Shi Building, No.788 Guangzhou Road, Jing’an District, Shanghai, China 2000072
E-mail Address:	zhouliang@ehousechina.com
For the attention of:	Fred Zhou

With a copy to:	Skadden, Arps, Slate, Meagher & Flom
Address:	42F, Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong
E-mail Address:	christopher.betts@skadden.com
For the attention of:	Mr. Christopher Betts

For the Sellers:

Address:	SINA Plaza, No. 8 Courtyard 10 West Xibeiwang E. Road, Haidian District, Beijing 100193, People’s Republic of China
Fax No:	(8610) 82607527
E-mail Address:	haiyan@staff.sina.com.cn
For the attention of:	Helen Gu

10.3                        All notices or formal communications under or in connection with this Agreement shall be in the English language or, if in any other language, accompanied by a translation into English. In the event of any conflict between the English text and the text in any other language, the English text shall prevail.

11.                               ASSIGNMENT

11.1                        No Party may assign its rights under this Agreement without the prior written consent of the other Party except that the Sellers may make the nomination in accordance with clause 3.4.

12.                               FURTHER ASSURANCE

12.1                        Each Party shall perform (or procure the performance of) all further acts and things and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably required by the Parties to implement and give effect to this Agreement.

12.2                        Each Party shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

13.                               GOVERNING LAW; JURISDICTION AND ARBITRATION

13.1                        This Agreement is governed by and shall be construed in accordance with Hong Kong law.

13.2                        Any dispute, controversy, difference or claim arising out of, in connection with or relating to (in each such case, in any manner whatsoever) this Agreement (each a “Dispute”), including a Dispute as to the validity or existence of this Agreement, shall be resolved in accordance with the provisions of this clause 13.

(a)                                 A Dispute shall be referred to and resolved finally by arbitration in Hong Kong administered by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration rules (the “HKIAC Rules”) in force when the Notice of Arbitration is submitted in accordance with the HKIAC Rules, save as modified in clause 13.2(b) below.

(b)                                 A Dispute shall be resolved by an arbitral tribunal consisting of three (3) arbitrators, one appointed by the Issuer, one appointed by the Sellers and the third appointed by the first two arbitrators. The arbitration (including arbitration proceedings and hearing) shall be conducted in English.

(c)                                  Any arbitral award shall be final and binding upon the Parties thereto and shall be enforceable in accordance with its terms. Neither of the Parties shall seek to commence any judicial proceeding with a view to appealing, reviewing or setting aside any arbitral award. All such rights of appeal or judicial review of any arbitral award as would otherwise be exercisable by the Parties are hereby excluded to the fullest extent permitted.

(d)                                 Any arbitral award may be enforced by filing as a judgment in any court of competent jurisdiction or by any other competent application or proceeding in any such court for the enforcement of the arbitral award, as the case may be.

14.                               CONTRACTS (RIGHTS OF THIRD PARTIES) ORDINANCE

14.1                        A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any terms of this Agreement and the Parties may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of and without notice to any third party.

15.                               ENTIRE AGREEMENT

15.1                        This Agreement, together with any agreements or documents referred to herein, sets out the entire agreement and understanding between the Parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations and discussions (whether oral or written) and all previous agreements in relation to the subject matter contained herein are hereby terminated and shall have no further force or effect.

16.                               COUNTERPARTS

16.1                        This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

17.                               APPOINTMENT OF PROCESS AGENT

17.1                        Each of the Sellers hereby irrevocably appoint Starmobile Hong Kong Limited, of Unit 1-3, 20/F, Futura Plaza, 111-113 How Ming Street, Kwun Tong, Kowloon, Hong Kong, as their agent to accept service of process in Hong Kong in any legal action or proceedings arising out of this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by it.

17.2                        The Sellers agree to inform the Issuer in writing of any change of address of their process agent or authorised representative within twenty (20) Business Days of such change.

17.3                        If the process agent of the Sellers ceases to be able to act as such or to have an address in Hong Kong, each of the Sellers irrevocably agrees to promptly appoint a new process agent in Hong Kong acceptable to the Issuer and to deliver to the Issuer within ten (10) Business Days a copy of a written acceptance of appointment by the process agent.

17.4                        Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

In Witness Whereof this Agreement has been duly executed by the authorised representatives of the Parties on the date first above written.

SIGNED by		)
Zhou Xin		) /s/ Zhou Xin
for and on behalf of		)
E-House (China) Enterprise Holdings Limited		)
in the presence of:	/s/ [WITNESS]	)
)

SIGNED by	)
)
for and on behalf of	) /s/ Charles Chao
Sina Corporation	)
)
in the presence of:	)

SIGNED by	)
)
for and on behalf of	) /s/ [SIGNATORY]
MemeStar Limited	)
)
in the presence of:	)

SCHEDULE 1               SALE INTEREST AND CONSIDERATION SHARES

Seller	Ordinary shares in Leju	ADSs in Leju	Consideration Shares
Sina	24,438,564	—	—
MemeStar	—	36,687	78,676,790

i

SCHEDULE 2               CLOSING CONDITIONS

1.                                      The approval of this Agreement and the transactions and other arrangement (as necessary) contemplated hereunder, including the acquisition the Sale Interest and allotment and issue of the Consideration Shares, by the requisite majority of shareholders or independent shareholders of the Issuer (as appropriate) at an EGM as required under Applicable Laws (including the Takeovers Code and the Listing Rules).

2.                                      The granting of the approval for the listing of, and permission to deal in, the Consideration Shares by the Hong Kong Stock Exchange.

3.                                      The Issuer’s Warranties set out in Schedule 4 Part A continuing to be true, accurate and complete in all material respects as of the Closing Date.

4.                                      The Sellers’ Warranties set out in Schedule 4 Part B continuing to be true, accurate and complete in all material respects as of the Closing Date.

SCHEDULE 3               CLOSING ARRANGEMENT

Part A           Issuer Obligations

At Closing or otherwise within the time period specifically stated below, the Issuer shall perform all (but not part only unless the Sellers so agree) of the following:

1.                                      issue and allot the Consideration Shares to the Sellers or the relevant Eligible Nominee(s), as the case may be, credited as fully-paid, and procure the entry of the Sellers or the relevant Eligible Nominee(s), as the case may be, in the register of members of the Issuer as the owner of the relevant Consideration Shares; and

2.                                      deliver or ensure that there is delivered to the Sellers:

(a)                                 (i) definitive certificates in respect of the relevant Consideration Shares in favour of the Sellers and/or its Eligible Nominee(s); or (ii) deposit the certificates into the account of the relevant CCASS Participant with whom the Seller has accounts in accordance with the Seller’s instructions;

(b)                                 a certified copy or extract of the resolutions of the Board with respect to approval of (i) the execution of this Agreement and the performance of the Issuer’s obligations hereunder; and (ii) the issue of Consideration Shares to the Sellers or the relevant Eligible Nominee(s), as the case may be, in accordance with this Agreement; and

(c)                                  a certificate signed by a duly authorised officer of the Issuer certifying that the matters in Schedule 2 paragraph 3 are true and correct to the Sellers.

Part B           Seller’s Obligations

At Closing, the Sellers shall:

1.                                      deliver or ensure that there is delivered to the Issuer:

(a)                                 a duly executed share transfer form in respect of the relevant Sale Interest in favour of the Issuer together with the share certificates relating to such Sale Interest (or an indemnity in respect of any lost unavailable share certificates in the agreed terms);

(b)                                 a certified copy or extract of the resolutions of the board of MemeStar with respect to approval of the execution of this Agreement and the performance of its respective obligations hereunder; and

(c)                                  a certificate signed by a duly authorised officer of the Sellers certifying that the matters in Schedule 2 paragraph 4 are true and correct for itself and behalf of any Eligible Nominees to the Issuer.

SCHEDULE 4               REPRESENTATIONS AND WARRANTIES

Part A           Issuer’s Warranties

The Issuer represents and warrants to the Sellers that:

1.                                      Incorporation and Subsidiaries: each member of the Group is a company duly incorporated and validly existing and having its capital fully paid up under the laws of its jurisdiction of incorporation, is in compliance with its constitutional documents, and all laws, regulations and corporate governance requirements to which it is subject, is not in liquidation or receivership, has full power and authority to own its properties and to conduct its business and is lawfully qualified and licensed to do business in those jurisdictions in which business is conducted by it, and each of the foregoing statements in this paragraph is true with respect to each of the branches established by a member of the Group;

2.                                      Validity of Agreement: this Agreement has, subject to the satisfaction of the Closing Conditions, been duly authorised, executed and delivered by the Issuer and constitutes valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with its terms;

3.                                      Consideration Shares: the Consideration Shares when issued and delivered:

(a)                                 will be duly and validly issued and fully-paid and non-assessable;

(b)                                 will rank pari passu with, and carry the same rights in all respects as the other Shares in issue and shall be entitled to all dividends and other distributions declared, paid or made thereon the record date of which falls after the Closing Date;

(c)                                  will not be subject to any kind of pre-emptive rights;

(d)                                 will be freely transferable, free and clear of all liens, charges, encumbrances, security interests or claims of third parties and will not be subject to calls for further funds; and

(e)                                  will be duly listed, and admitted to trading, on the Main Board of the Hong Kong Stock Exchange;

4.                                      Restrictions: save as otherwise provided for under this Agreement and in the Articles:

(a)                                 there are no restrictions on transfers of the Consideration Shares; and

(b)                                 there are no restrictions on the voting or transfer of any of the Consideration Shares or payments of dividends with respect to the Consideration Shares pursuant to the Issuer’s constitutional documents, or pursuant to any agreement or other instrument to which the Issuer is a party or by which it is bound;

5.                                      Listing: all of the issued Shares have been duly listed on the Hong Kong Stock Exchange;

6.                                      Consents: save for the matters set out in the Closing Conditions, no consent, clearance, approval, authorisation, order, registration or qualification of or with any court, governmental agency or regulatory or self-regulatory body having jurisdiction over the Issuer is required and no other action or thing is required to be taken, fulfilled or done (including without limitation the obtaining of any consent or licence or the making of any filing or registration) for the execution and delivery by the Issuer of the Agreement, the issue of the Consideration Shares to the Sellers, the carrying out of the other transactions contemplated by this Agreement except for all of those which have been, or will prior to the Closing Date be, obtained and are, or will on the Closing Date be, in full force and effect. The Issuer has no knowledge of any facts that would reasonably lead to delisting or suspension of the Shares in the foreseeable future and the issuance by the Issuer of the Consideration Shares shall not have the effect of delisting or suspending the Shares from the Hong Kong Stock Exchange;

7.                                      Compliance: the execution, delivery and performance of the Agreement, the issue of the Consideration Shares, the carrying out of the other transactions contemplated by the Agreement do not and will not:

(a)                                 conflict with or result in a breach of any of the terms or provisions of, or constitute a default (nor has any event occurred which, with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement would result in a default) by the Issuer or any other Group Company under, (a) the documents constituting the Issuer, or (b) any indenture, contract, lease, mortgage, deed of trust, note agreement, loan agreement or other agreement, obligation, condition, covenant or instrument to which the Issuer or any other Group Company is a party or by which any of their respective assets are bound; or

(b)                                 infringe any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental or regulatory body or court, domestic or foreign, having jurisdiction over the Issuer or any other Group Company or any of their respective assets; or

(c)                                  infringe the Listing Rules;

8.                                      No Suspension: since the listing of the Shares on the Main Board of the Hong Kong Stock Exchange on 20 July 2018, and save for any trading halt required under the Listing Rules or the Takeovers Code in connection with the transactions contemplated herein, (i) the Shares have been listed on the Hong Kong Stock Exchange, (ii) trading in the Shares has not been suspended by the Hong Kong Stock Exchange since the listing on the Hong Kong Stock Exchange, and (iii) the Issuer has received no communication, written or oral, from the Hong Kong Stock Exchange regarding the suspension or delisting of the Shares from the Hong Kong Stock Exchange;

9.                                      Encumbrances: no encumbrancer has taken possession of, and no receiver has been appointed over, the whole or any substantial part of the assets or undertaking of the Issuer or any other Group Company;

10.                               Bankruptcy: neither the Issuer nor any of its Subsidiaries is insolvent or bankrupt or unable to pay its debts, has not stopped, suspended or threatened (through actions of its board of directors or otherwise) to stop or suspend payment of all or any part of (or of a particular type of) its debts, has not proposed or made any agreement for the deferral, rescheduling or other readjustment of all of (or of a particular type of) its debts (or of any part which it will or might otherwise be unable to pay when due), has not proposed or made a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any such debts and a moratorium has not been agreed or declared in respect of or affecting all or any part of (or of a particular type of) its debts; and

11.                               Bankruptcy Proceedings: no order has been made and no effective resolution has been passed for the winding-up or dissolution or administration or receivership of the Issuer or any of the Group Companies, and neither the Issuer nor any of the Group Companies has threatened (through actions of its board of directors or otherwise) to cease to carry on all or a material part of its business or operations except to the extent that it has made disposals of assets or shares in the ordinary course of its business for fair value.

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12.                               Disclosure: the Issuer has fully disclosed all material information in accordance with the Listing Rules and such disclosures are true, correct and complete in all material respects. No such disclosures contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made.

Part B           Seller’s Warranties

The Sellers represents and warrants to the Issuer that:

1.                                      with respect to itself and any Eligible Nominees:

(a)                                 it is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation or organisation, is not in liquidation or receivership and has full power and authority to own its properties and to conduct its business;

(b)                                 it has power under its constitutional documents to subscribe for the Consideration Shares and hold the Consideration Shares upon the terms set out herein;

(c)                                  it has full power and authority to enter into this Agreement and to perform its obligations hereunder;

(d)                                 it is an independent third party and to the best knowledge of the Sellers after making reasonable enquiries it is not a connected person or an associate (each as defined in the Listing Rules) of the Issuer or any of its Subsidiaries or their respective directors, chief executives or substantial shareholders (as defined in the Listing Rules). For the avoidance of doubt it is noted upon Closing (as contemplated under this Agreement), both Sina and the Issuer will become shareholders of Leju;

(e)                                  this Agreement has been duly authorised, executed and delivered by the Sellers and constitutes valid and legally binding obligations of the Sellers, enforceable in accordance with their respective terms; and

(f)                                   the particulars and information relating to it as set out in this Agreement are true, correct and accurate and any information provided to the Issuer for the purposes of any Communications was, or will be, true, correct and accurate.

2.                                      Sale Interest: the Sale Interest:

(a)                                 are beneficially owned by the respective Sellers;

(b)                                 when delivered:

(i)            will be duly and validly issued and fully-paid and non-assessable;

(ii)           will rank pari passu with, and carry the same rights in all respects as the other Leju ordinary shares and/or Leju ADSs (as the case may be) in issue and shall be entitled to all dividends and other distributions declared, paid or made thereon the record date of which falls after the Closing Date;

(iii)          will not be subject to any kind of pre-emptive rights;

(iv)          will be freely transferable, free and clear of all liens, charges, encumbrances, security interests or claims of third parties and will not be subject to calls for further funds; and

(c)                                  are duly listed, and admitted to trading, on the Nasdaq Global Select Market;

3.                                      Restrictions: save as otherwise provided for under this Agreement and in the articles of the Sellers:

(a)                                 there are no restrictions on transfers of the Sale Interest; and

(b)                                 there are no restrictions on the voting or transfer of any of the Sale Interest or payments of dividends with respect to the Sale Interest pursuant to Leju’s constitutional documents, or pursuant to any agreement or other instrument to which any Seller is a party or by which it is bound;

4.                                      Listing: all of the Sale Interest have been duly listed on the Nasdaq Global Select Market.

SCHEDULE 5               DEFINITIONS

1.                                      The following terms and expressions used in this Agreement, unless the context otherwise requires, shall have the following meanings:

“Affiliate” of any specified person means any other person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified person;

“Applicable Laws” means, with respect to any person, any laws, rules, regulations, directives, treaties, decrees or orders of any governmental or regulatory authority that are applicable to and binding on such person and without limitation to the foregoing, shall, in respect of the Issuer, include the Listing Rules and the Takeovers Code;

“Articles” means the Issuer’s articles of association from time to time;

“Authorised Persons” has the meaning given to it in clause 7.1;

“Board” means the board of directors of the Issuer;

“Business Day” means a day (other than a Saturday or Sunday or public holiday and any other day on which a tropical cyclone warning no. 8 or above or a “black” rain warning signal is hoisted in Hong Kong) on which commercial banks are open for business in the city in which the specified office of the registrar is located and in Hong Kong, and “Business Days” shall be construed accordingly;

“CCASS” means the Central Clearing and Settlement System established and operated by Hong Kong Securities Clearing Company Limited;

“CCASS Participant” means, as regards any Shares deposited with CCASS, the person admitted by HKSCC as a Participant (as defined in the General Rules of CCASS, as amended, issued by HKSCC);

“Closing” means the completion of the acquisition of the Sale Interest, as the case may be, in accordance with clause 3;

“Closing Conditions” means the conditions to Closing as set out in Schedule 2;

“Closing Date” means the date of Closing, which shall be a date not later than the fifth (5th) Business Day after the Unconditional Date, or such other date as the applicable Parties may agree in writing;

“Communications” has the meaning given to it in clause 9.3;

“Confidential Information” has the meaning given to it in clause 7.1;

“Consideration Shares” has the meaning given to it in Recital (B);

“Control” means in relation to an undertaking:

(a)                                 the power to direct the exercise of a majority of the voting rights capable of being exercised at a general meeting of that undertaking;

(b)                                 the right to appoint or remove a majority of the board of directors (or corresponding officers) of that undertaking; or

(c)                                  the right to exercise a dominant influence over that undertaking by virtue of provisions contained in its constitutional documents or under a control contract or otherwise.

In each case either directly or indirectly and “Controlled” and “Controlling” shall be construed accordingly;

“Director” means a director of the Issuer;

“Dispute” has the meaning given to it in clause 13.2;

“EGM” means the special general meeting of the Issuer to be held to approve, among other things, the acquisition of the Sale Interest and the issue of the Consideration Shares (as required under the Listing Rules and the Takeovers Code);

“Eligible Nominee(s)” has the meaning given to it in clause 3.4(a);

“Encumbrance” means a mortgage, charge (fixed or floating), pledge, lien, option, restriction, right of first refusal, right of pre-emption, debenture, assignment by way of security, trust arrangement for the purpose of providing security, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, a title transfer or retention arrangement) having similar effect, and any agreement to create any of the foregoing;

“Extended Longstop Date” has the meaning given to it in clause 2.3(b);

“Fairly Disclosed” means fairly and adequately disclosed in a manner and with sufficient details to enable the Sellers to reasonably identify and understand the nature and scope of the matter being disclosed to qualify the Issuer’s Warranties;

“Group” means the Issuer and together with its Subsidiaries from time to time;

“Group Companies” means members of the Group, and “Group Company” means any one of them;

“HK$” means the legal currency of Hong Kong;

“HKIAC” has the meaning given to it in clause 13.2(a);

“HKIAC Rules” has the meaning given to it in clause 13.2(a);

“HKSCC” means Hong Kong Securities Clearing Company Limited, a wholly-owned subsidiary of Hong Kong Exchanges and Clearing Limited;

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Hong Kong Stock Exchange” means The Stock Exchange of Hong Kong Limited;

“Issuer’s Warranties” means the warranties set out in Schedule 4 Part A;

“Listing Rules” means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Longstop Date” has the meaning given to it in clause 2.3;

“SFC” means the Securities and Futures Commission of Hong Kong;

“Shares” means the ordinary shares with a par value of USD0.00001 each in the share capital of the Issuer;

“Seller’s Warranties” means the warranties set out in Schedule 4 Part B;

“Subsidiary” includes, in relation to any person: (i) any company or business entity of which that person owns or controls (either directly or through one or more other subsidiaries) more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect the directors, managers or trustees of such company or business entity; (ii) any company or business entity of which that person owns or controls (either directly or through one or more other subsidiaries) not more than 50 per cent. of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other subsidiaries) the management of the direction of business operations of such company or business entity; and (iii) any company or business entity which at any time has its accounts consolidated with those of that person or which, under Hong Kong law or any other applicable law regulations or the or such other applicably generally accepted accounting principles from time to time, should have its accounts consolidated with those of that person;

“Surviving Provisions” means clauses 1.3, 7, 10 and 13;

“Takeovers Code” means the Codes on Takeovers and Mergers and Share Buy-backs;

“Unconditional Date” has the meaning given to it in clause 2.3;

“USD” means United States dollars, the lawful currency of the United States;

“Warranties” mean the Issuer’s Warranties and Seller’s Warranties as set out in Schedule 4;

“Working Hour” means 9.30 a.m. to 5.30 p.m. on a Business Day in the place of receipt of a notice.

2.                                      In this Agreement:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting one gender shall include each gender and all genders;

(c)

references to persons shall be deemed to include references to natural persons, to firms, to partnerships, to bodies corporate, to undertakings, to associations, to organisations, to trusts, to trustees, to legal representatives, to governments (or any department or agency thereof) or to any other entity howsoever designated or constituted (in each case, whether or not having separate legal personality), but references to individuals shall be deemed to be references to natural persons only;

(d)	a reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

(e)	references to clauses and Schedules are, unless stated otherwise, references to clauses and schedules of this Agreement;

(f)	references to paragraphs are, unless expressly provided otherwise, references to paragraphs of the Schedule in which the references appear;

(g)	the headings are inserted for convenience only and will not affect the construction of this Agreement;

(h)	any reference to an enactment or a statutory provision is a reference to it as it may have been or may from time to time be, amended, modified, consolidated or re-enacted;

(i)

the terms “hereof” and “hereunder” (and any other similar expressions) refer to this Agreement and not to any particular clause or other portion hereof and include any agreement supplemental hereto; and

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(j)

any statement in this Agreement qualified by the expression “to the best knowledge of the Issuer or any member of the Group” or “so far as the Issuer is aware” or any similar expression shall be a reference to the actual knowledge of the Directors and the members of the senior management team of the Issuer and shall be deemed to include an additional statement that it has been made after due and careful enquiry by such persons.